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                                                                       Exhibit C

                                 Bradlees Inc.
                             Bradlees Stores, Inc.
                              One Bradlees Circle
                                P.O. Box 859051
                           Braintree, MA 02185-9051


Morgens, Waterfall, Vintiadis & Co., Inc.
10 E. 50th Street
New York, New York 10022

Attn: Neil Augustine

      Re: 9% Secured Convertible Notes Due 2004 (the "Convertible Notes")
          ---------------------------------------------------------------

Dear Mr. Augustine:

      This letter will confirm the agreement of Bradlees Stores, Inc. (the "Company") to purchase an option to acquire Convertible Notes held by advisory affiliates of Morgens, Waterfall, Vintiadis & Company, Inc. ("MWV") and to grant MWV a put option in respect of the Convertible Notes that it holds on the terms attached hereto as Annex A (the "Transaction"). The Company and Bradlees Inc.
                   -------
have obtained consent in the Transaction from their Boards of Directors.

      If MWV is in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to me.

                                          Very truly yours,

                                          BRADLEES INC.
                                          BRADLEES STORES, INC.


                                          By: /s/ David L. Schmidt
                                              ---------------------------------
                                              Name: David L. Schmidt
                                              Title: Sr. VP and General Counsel

Agreed:
MORGENS, WATERFALL, VINTIADIS & CO., INC., on behalf of its advisory affiliates that are holders of Convertible Notes

By:  /s/ Neil A. Augustine

Neil A. Augustine
Duly Authorized
Portfolio Group Manager
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                                                                         Annex A
                                                                         -------
                             BRADLEES STORES, INC.
                   MORGENS, WATERFALL, VINTIADIS & CO., INC.
       9% Secured Convertible Notes due '04 (the "Notes") Restructuring
                                 May 19, 1999

Discount Options:       Certain affiliates of Morgens, Waterfall, Vintiadis &
                        Company, Inc. ("MWV") and other participating
                        Noteholders (collectively with MWV, the "Discount Option
                        Noteholders") will grant to Bradlees Stores, Inc. (the
                        "Company") an option (the "Discount Option") to acquire
                        Notes held by the Discount Option Noteholders (the
                        "Discount Option Notes") at a discount prior to
                        maturity. The Discount Option shall apply (i) to all of
                        the outstanding Discount Option Notes, if at the time of
                        exercise of the Option the existing Yonkers leasehold
                        has been sold for a price of $15 million or more and the
                        Discount Option Noteholders have received their pro rata
                                                                        --- ----
                        share of proceeds of such sale, or (ii) to 48.27% of the
                        outstanding Discount Option Notes, if at the time of
                        exercise of the Discount Option the existing Yonkers
                        leasehold has not been sold for a price of $15 million
                        or more or the Discount Option Noteholders have not
                        received their pro rata share of proceeds of such sale.
                                       --- ----
                        The Company will initially have the option to purchase the Discount Option Notes at a price equal to 86% of the outstanding principal amount of the Discount Option
                        Notes, plus accrued interest, exercisable for a one month time period from December 1, 1999 through December 31, 1999. Each month thereafter the discount will decrease by 1% such that the discount will be fully eliminated by January 31, 2001. The Discount Option may be exercised from time to time to acquire all or part of the outstanding Discount Options Notes. The Discount
                        Option may not be exercised in connection with mandatory redemptions of the Notes pursuant to Section 3.1 of the
                        Note Indenture (i.e. proceeds of the sale of the Yonkers leasehold or other Additional Collateral required to be used to redeem the Notes may not be applied to the strike price of the Discount Option) or with proceeds of any Discount Option Noteholder Collateral (as defined below).

Option Premium:         In consideration of the Discount Option, the Company
                        shall pay the Discount Option Noteholders a premium on
                        the closing date of the grant of the Option equal to
                        0.5% of (i) the outstanding principal amount of the
                        Discount Option Notes (after application of repayments
                        pursuant to Section 3.1 of the Note Indenture received
                        through the date of closing), if at the time of such
                        closing the existing Yonkers leasehold has been sold for
                        a price of $15 million or more and the Discount Option
                        Noteholders have received their pro rata share of
                                                        --- ----
                        proceeds of such sale,

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                        or (ii) 48.27% of the outstanding Discount Option Notes,
                        if at the time of exercise of such closing the existing Yonkers leasehold has not been sold for a price of
                        $15 million or more or the Discount Option Noteholders have not received their pro rata share of proceeds of
                                                --- ----
                        such sale.

Discount Option
Noteholder Collateral:  As additional security for the Discount Option Notes and the Company's obligations under the put option referred to below, the Company shall grant the Discount Option Noteholders second priority leasehold mortgages on the Additional Collateral which secure the full amount of principal plus accrued interest of the Discount Option Notes and which are subordinate only to the existing leasehold mortgages on the Additional Collateral that secure the 9% Secured Convertible Notes. With respect to the Danbury, CT lease, the Company will use reasonable efforts to obtain any requisite landlord consents to the new leasehold mortgage with respect to such property and, if such consents cannot be obtained, will cooperate with MWV to seek to amend the indenture to eliminate any dollar limitation on the amount secured by the existing Danbury, CT leasehold mortgage and to ensure to the extent permissible under the indenture that the Discount Option Noteholders receive the benefit of such increased collateral value. MWV shall have the right to terminate this proposal and to withdraw from participation in the transaction at any time prior to closing if MWV is not satisfied, in its sole discretion, with title and other due diligence matters related to the Additional Collateral.

Put Option:             The Company shall grant the Discount Option Noteholders
                        a put option exercisable on or after February 3, 2003 to sell the Discount Option Notes to the Company at a price equal to the then outstanding principal amount of the Discount Option Notes, plus accrued interest.

Representations,
Warranties and
Covenants:              Documentation shall contain usual and customary
                        representations, warranties and covenants by the Company and the Discount Option Noteholders.

Consents Required:      Board of Directors and verbal commitment of BankBoston
                        to support transaction (both to be obtained on or before May 19, 1999), consent of the lenders under the Revolving Credit and Guaranty Agreement dated
                        February 2, 1999 (to be obtained prior to closing and no later than May 28, 1999) and, to the extent required, the 9% Secured Convertible

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                        Noteholders and parties to any lease, mortgage or other
                        contract constituting or relating to Additional Collateral. If amendment of the redemption provisions of the indenture for the 9% Secured Convertible Notes is required to permit the exercise of the Discount Option and the consent of all holders of the 9% Secured Convertible Noteholders is required for such amendment, Bradlees Inc. shall enter into the Discount Option in place of the Company.

Closing: The Company shall enter into a binding commitment on or prior to May 19, 1999 at 5:00 p.m., with closing to occur by the earlier of (i) the date of closing of any sale of the existing Yonkers leasehold, or (ii) June 18, 1999.


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